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                                                            Page 1 of 6

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            AMENDMENT TO FORM U-3A-2

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    CATALYST VIDALIA ACQUISITION CORPORATION
                                (Name of Company)


                                 AMENDMENT NO. 1

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its statement on Form U-3A-2 as set forth in the pages attached hereto:

         Exhibit A1 -     Catalyst Old River Hydroelectric Limited Partnership
                          Audited 1998 Financial Statements

         Exhibit A2 -     Catalyst Vidalia Corporation Unaudited 1998 Financial
                          Statements

         Exhibit A3 -     Catalyst Vidalia Holding Corporation Unaudited 1998
                          Consolidated Financial Statements

         Exhibit A4 -     Catalyst Vidalia Holding Corporation Unaudited 1998
                          Consolidating Financial Statements

         Exhibit A5 -     Catalyst Vidalia Acquisition Corporation Unaudited
                          1998 Financial Statements

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       CATALYST VIDALIA ACQUISITION CORPORATION

                                       By:       S/ Jack R. Sauer
                                              ----------------------------

                                       Name:       Jack R. Sauer
                                              ----------------------------

                                       Title:     Vice President
                                              ----------------------------


Date:   March 24, 1999


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                                                           EXHIBIT A1
                                                           ----------
                                                           Page 2 of 6



              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

                        AUDITED 1998 FINANCIAL STATEMENTS



The above named financial statements are hereby incorporated by reference from the Amendment No. 1 filed by Catalyst Vidalia Corporation (File number 69-00443) on March 24, 1999 amending its Form U-3A-2 to file the Catalyst Old River Hydroelectric Limited Partnership audited 1998 financial statements.


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                                                           EXHIBIT A2
                                                           ----------
                                                           Page 3 of 6


                          CATALYST VIDALIA CORPORATION

                       UNAUDITED 1998 FINANCIAL STATEMENTS



The above named financial statements are hereby incorporated by reference from the Amendment No. 1 filed by Catalyst Vidalia Corporation (File number 69-00443) on March 24, 1999 amending its Form U-3A-2 to file the Catalyst Vidalia Corporation unaudited 1998 financial statements.


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                                                           EXHIBIT A3
                                                           ----------
                                                           Page 4 of 6



                      CATALYST VIDALIA HOLDING CORPORATION

                UNAUDITED 1998 CONSOLIDATED FINANCIAL STATEMENTS



The above named financial statements are hereby incorporated by reference from the Amendment No. 1 filed by Catalyst Vidalia Holding Corporation (File number 69-00445) on March 24, 1999 amending its Form U-3A-2 to file the Catalyst Vidalia Holding Corporation unaudited 1998 consolidated financial statements.

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                                                           EXHIBIT A4
                                                           ----------
                                                           Page 5 of 6



                      CATALYST VIDALIA HOLDING CORPORATION

                UNAUDITED 1998 CONSOLIDATING FINANCIAL STATEMENTS

The above named financial statements are hereby incorporated by reference from the Amendment No. 1 filed by Catalyst Vidalia Holding Corporation (File number 69-00445) on March 24, 1999 amending its Form U-3A-2 to file the Catalyst Vidalia Holding Corporation unaudited 1998 consolidating financial statements.

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                                                           EXHIBIT A5
                                                           ----------
                                                           Page 6 of 6


                    CATALYST VIDALIA ACQUISITION CORPORATION

                                 BALANCE SHEETS

                                 (in thousands)

                                    Unaudited

                                     ASSETS
                                     ------


                                                            December 31,        December 31,
                                                                1998                1997
                                                            ------------        ------------
Cash and cash equivalents.................................. $        -          $       -
Investment in Century Power Corporation....................      110,732            142,760
Investment in Catalyst Vidalia Holding Corporation.........        1,000              1,000
                                                            ------------        -----------
            Total assets  ................................. $    111,732        $   143,760
                                                            ============        ===========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:

                                                            ------------        -----------
            Total liabilities...............................           -                  -
                                                            ------------        -----------

Stockholder's equity:

       Common stock.........................................           -                  -
       Additional paid-in capital...........................     111,732            143,760
       Retained earnings....................................           -                  -
                                                            ------------        -----------
            Total stockholder's equity......................     111,732            143,760
                                                            ------------        -----------
            Total liabilities and stockholders equity ......$    111,732        $   143,760
                                                            ============        ===========